Exhibit 3.10

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AQUA HOTELS AND RESORTS, INC.

Aqua Hotels and Resorts, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.             The name of the Corporation is Aqua Hotels and Resorts, Inc.

2.             The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was June 11, 2008

3.             The date of filing of the Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was August 22, 2008.

4.             This Second Amended and Restated Certificate of Incorporation, which amends and restates the Corporation’s Amended and Restated Certificate of Incorporation in its entirety, has been duly adopted pursuant to the provisions of Sections 242 and 245 of the Delaware General Corporation Law, and the stockholders of the Corporation have given their written consent hereto in accordance with Section 228 of the Delaware General Corporation Law. The provisions of the Second Amended and Restated Certificate of Incorporation are as follows:

FIRST.                   The name of the corporation is Aqua Hotels and Resorts, Inc. (hereinafter called the “Corporation”).

SECOND.              The address of the registered office of the Corporation in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware 19808. The name of its registered agent at such address is the Corporation Service Company.

THIRD.                 The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH.              The total number of shares of capital stock which the Corporation shall have the authority to issue is one hundred and fifty thousand (150,000) shares of common stock, with $0.01 par value per share.

FIFTH.                   The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)           The number of directors of the Corporation shall be such as is from time to time fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(b)           The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends..

(c)           The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat

(provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(d)           In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of .Delaware, of this certificate, and to any by-laws from time to time made by the stockholders, provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SIXTH.  The Corporation, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, shall indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matter referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

SEVENTH.  (a)   The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the

General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

(b)           Any modification of this Paragraph SEVENTH by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such appeal or modification.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of incorporation to be duly executed the 15 day of August, 2012.

AQUA HOTELS AND RESORTS, INC.

By:	/s/ Benjamin Rafter
	Name:	Benjamin Rafter
	Title:	President and Chief Executive Officer

[Signature Page to Second Amended and Restated Certificate of Incorporation]